Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Immune Technologies Announces It is Progressing with its Business Development

Wyoming—(Market Wire -- June 25, 2010) - Global Immune Technologies Inc. (“the Company”) (PINKSHEETS: GIMU) announced today that it has made great progress in completing filings necessary to become a fully reporting company on the OTCBB.  The Company also announced it has begun discussions with an acquisition target company, to be disclosed at a later date. Global Immune will be acquiring management and analyzing key factors that it is confident will lead to a very successful acquisition and offer excellent potential for all shareholders of the Company.  Management is now in administrative processes in order to proceed with its development in the exciting industry sector of technology development.   The company expects to be able to update shareholders shortly of its chosen acquisition and completion of all filings.